AUTODESK, INC. ANNOUNCES FISCAL 2025 FOURTH QUARTER AND FULL-YEAR RESULTS
- Fourth quarter revenue grew 12 percent as reported and on a constant currency basis, to $1.6 billion
- Autodesk initiates optimization phase of its sales and marketing plan; and reallocates internal resources to accelerate its strategic priorities

SAN FRANCISCO, FEBRUARY 27, 2025-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter and full year of fiscal 2025.

All growth rates are compared to the fourth quarter and full year of fiscal 2024, respectively, unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

Fourth Quarter Fiscal 2025 Financial Highlights

•Total revenue increased 12 percent to $1.64 billion;
•GAAP operating margin was 22 percent, compared to 21 percent;
•Non-GAAP operating margin was 37 percent, compared to 36 percent;
•GAAP income from operations was $366 million, compared to $315 million;
•Non-GAAP income from operations was $608 million, compared to $522 million;
•GAAP diluted EPS was $1.40; Non-GAAP diluted EPS was $2.29;
•Cash flow from operating activities was $692 million; free cash flow was $678 million.

“Autodesk is focused on the convergence of design and make in the cloud, enabled by platform, industry clouds, and AI. We are reallocating internal resources toward these critical areas and beginning the optimization of our go-to-market functions to better meet the evolving needs of our customers and channel partners,” said Andrew Anagnost, Autodesk president and CEO. "We expect consistent growth momentum and disciplined execution, reinforced by persistent share repurchases, to deliver sustainable shareholder value over many years."

“The fourth quarter and full year fiscal 25 results are strong,” said Janesh Moorjani, Autodesk CFO. "The completion of the new transaction model launch in the fourth quarter marked a significant milestone, and we have now initiated the optimization phase of our sales and marketing plan. Once our sales and marketing optimization is complete, we expect to deliver GAAP margins among the best in the industry.”

Following a review of our business, Autodesk has announced today a worldwide restructuring plan that includes a reduction in force that will result in the termination of approximately 9 percent of our workforce, or approximately 1,350 employees, other exit costs, and facility reductions. We anticipate incurring total pre-tax restructuring charges of approximately $135 million to $150 million, a substantial majority of which would result in cash expenditures. For more information, please see our Current Report on Form 8-K filed with the SEC on February 27, 2025.

Fourth Quarter Fiscal 2025 Additional Financial Details

•Total billings increased 23 percent to $2.11 billion.
•Total revenue was $1.64 billion, an increase of 12 percent as reported and on a constant currency basis. Recurring revenue represents 97 percent of total.
•Design revenue was $1.36 billion, an increase of 12 percent as reported and on a constant currency basis. On a sequential basis, Design revenue increased 5 percent as reported and on a constant currency basis.
•Make revenue was $176 million, an increase of 28 percent as reported and on a constant currency basis. On a sequential basis, Make revenue increased 3 percent as reported and on a constant currency basis.
•Subscription plan revenue was $1.52 billion, an increase of 14 percent as reported and on a constant currency basis. On a sequential basis, subscription plan revenue increased 4 percent as reported, and 5 percent on a constant currency basis.
•Net revenue retention rate was within the range of 100 to 110 percent on a constant currency basis.
•GAAP income from operations was $366 million, compared to $315 million. GAAP operating margin was 22 percent, compared to 21 percent.
•Total non-GAAP income from operations was $608 million, compared to $522 million. Non-GAAP operating margin was 37 percent, compared to 36 percent.
•GAAP diluted net income per share was $1.40, compared to $1.31.
•Non-GAAP diluted net income per share was $2.29, compared to $2.09.
•Deferred revenue decreased 3 percent to $4.13 billion. Unbilled deferred revenue was $2.81 billion, an increase of $966 million. Remaining performance obligations (“RPO”) increased 14 percent to $6.94 billion. Current RPO increased 12 percent to $4.46 billion.
•Cash flow from operating activities was $692 million, an increase of $255 million. Free cash flow was $678 million, an increase of $251 million.

Net Revenue by Geographic Area

	Three Months Ended January 31, 2025	Three Months Ended January 31, 2024	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Americas
U.S.	$597	$517	$80	15%	*
Other Americas	133	139	(6)	(4)%	*
Total Americas	730	656	74	11%	11%
Europe, Middle East and Africa	623	546	77	14%	13%
Asia Pacific	286	267	19	7%	11%
Total Net Revenue	$1,639	$1,469	$170	12%	12%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering, Construction and Operations ("AECO"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2025	January 31, 2024	$	%
AECO	$799	$696	$103	15%
AutoCAD and AutoCAD LT	409	377	32	8%
MFG	318	292	26	9%
M&E	84	77	7	9%
Other	29	27	2	7%
Total Net Revenue	$1,639	$1,469	$170	12%

Fiscal 2025 Financial Highlights

•Total billings increased 16 percent to $6.00 billion.
•Total revenue was $6.13 billion, an increase of 12 percent as reported, and 13 percent on a constant currency basis. Recurring revenue represents 97 percent of total.
•Design revenue was $5.10 billion, an increase of 10 percent as reported, and 11 percent on a constant currency basis.
•Make revenue was $654 million, an increase of 25 percent as reported, and 26 percent on a constant currency basis.
•Subscription plan revenue was $5.72 billion, an increase of 12 percent as reported, and 13 percent on a constant currency basis.
•Total subscriptions increased approximately 516 thousand to 7.79 million. Total subscriptions adjusted for the multi-user trade-in increased approximately 471 thousand to 7.18 million.
•GAAP income from operations was $1.35 billion, compared to $1.13 billion. GAAP operating margin was 22 percent, up 1 percentage point.
•Total non-GAAP income from operations was $2.23 billion, compared to $1.96 billion. Non-GAAP operating margin was 36 percent, flat compared to the prior period.
•GAAP diluted net income per share was $5.12, compared to $4.19.
•Non-GAAP diluted net income per share was $8.47, compared to $7.60.
•Cash flow from operating activities increased to $1.61 billion, compared to $1.31 billion. Free cash flow increased to $1.57 billion, compared to $1.28 billion.

Net Revenue by Geographic Area

	Fiscal Year Ended January 31, 2025	Fiscal Year Ended January 31, 2024	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Americas
U.S.	$2,228	$1,978	$250	13%	*
Other Americas	488	460	28	6%	*
Total Americas	2,716	2,438	278	11%	12%
EMEA	2,307	2,042	265	13%	13%
APAC	1,108	1,017	91	9%	13%
Total Net Revenue	$6,131	$5,497	$634	12%	13%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: AECO, AutoCAD and AutoCAD LT, MFG, and M&E.

	Fiscal Year Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2025	January 31, 2024	$	%
AECO	$2,937	$2,580	$357	14%
AutoCAD and AutoCAD LT	1,572	1,462	110	8%
MFG	1,189	1,063	126	12%
M&E	315	295	20	7%
Other	118	97	21	22%
Total Net Revenue	$6,131	$5,497	$634	12%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full-year fiscal 2026 takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the first quarter and full-year fiscal 2026 GAAP and non-GAAP estimates is provided below or in the tables later in this document.

First Quarter Fiscal 2026

Q1 FY26 Guidance Metrics	Q1 FY26 (ending April 30, 2025)
Revenue (in millions)	$1,600 - $1,610
EPS GAAP	$0.76 - $0.90
EPS non-GAAP (1)	$2.14 - $2.17
____________________
(1) See GAAP to Non-GAAP reconciliation at the end of this document.

Full-Year Fiscal 2026

FY26 Guidance Metrics	FY26 (ending January 31, 2026)
Billings (in millions) (1)	$7,060 - $7,210
Revenue (in millions) (1)	$6,895 - $6,965
GAAP operating margin	21% - 22%
Non-GAAP operating margin (2)	36% - 37%
EPS GAAP	$4.74 - $5.37
EPS non-GAAP (2)	$9.34 - $9.67
Free cash flow (in millions) (3)	$2,075 - $2,175
____________________
(1) See supplemental materials available on our investor relations website for growth rates excluding currency movements and the new transaction model.
(2) See GAAP to Non-GAAP reconciliation at the end of this document.
(3) Free cash flow is cash flow from operating activities less approximately $35 million of capital expenditures, and includes restructuring and other related cash outflows of $110 to $120 million and an anticipated discrete cash benefit of $130 to $150 million from the utilization of US deferred tax assets.

The full-year fiscal 2026 outlook assumes a projected annual effective tax rate of 25 to 28 percent for GAAP, which includes the effects of the utilization of US deferred tax assets, and 19 percent for non-GAAP results. The first quarter fiscal 2026 outlook assumes a projected annual effective tax rate of 25 to 29 percent for GAAP, which includes the effects of the utilization of US deferred tax assets, and 19 percent for non-GAAP results. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. As such, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation, excel financials and other supplemental materials providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Simon Mays-Smith
415-746-0137
simon.mays-smith@autodesk.com

Press:
Renée Francis
628-888-4599
renee.francis@autodesk.com

Key Performance Metrics

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue, net revenue retention rate ("NR3") and subscriptions. These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but are not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya, and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Flex: A pay-as-you-go consumption option to pre-purchase tokens to access any product available with Flex for a daily rate.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Industry Collections: Autodesk Industry Collections are a combination of products and services that target a specific user objective and support a set of workflows for that objective. Our Industry Collections consist of: Autodesk Architecture, Engineering, and Construction Collection, Autodesk Product Design and Manufacturing Collection, and Autodesk Media and Entertainment Collection.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but are not limited to, Autodesk Build, BIM Collaborate Pro, BuildingConnected, Fusion, and Flow Production Tracking. Certain products, such as Fusion, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in Recurring Revenue for the population of customers that existed one year ago (“base customers”). Net revenue retention rate is calculated by dividing the current quarter Recurring Revenue related to base customers by the total corresponding quarter Recurring Revenue from one year ago. Recurring Revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Recurring Revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison.

Other Revenue: Consists of revenue from consulting, training and other products and services, and is recognized as the products are delivered and services are performed.

Product Subscription: Provides customers a flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans, our subscription plan offerings, and certain Other revenue. It excludes subscription revenue related to third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations (RPO): The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Solution Provider: Solution Provider is the name of our channel partners who primarily serve our new transaction model customers worldwide. Solution Providers may also be resellers in relation to Autodesk solutions.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes our cloud-enabled term-based product subscriptions, cloud service offerings, and flexible EBAs.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and EBAs, subscriptions represent the monthly average activity reported within the last three months of the fiscal quarter end date. Total subscriptions do not include education offerings, consumer product offerings, and third-party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above, statements regarding reallocating internal resources, our new transaction model and sales and marketing optimization,statements about our short-term and long-term goals, statements regarding our strategies, market and product positions, performance and results, statements regarding our share repurchase programs, and all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our strategy to develop and introduce new products and services and to move to platforms and capabilities, exposing us to risks such as limited customer acceptance (both new and existing customers), costs related to product defects, and large expenditures; global economic and political conditions, including changes in monetary and fiscal policy, foreign exchange headwinds, recessionary fears, supply chain disruptions, resulting inflationary pressures and hiring conditions; geopolitical tension and armed conflicts, and extreme weather events; costs and challenges associated with strategic acquisitions and investments; our ability to successfully implement and expand our transaction model and our sales and marketing optimization; dependency on international revenue and operations, exposing us to significant international regulatory, economic, intellectual property, collections, currency exchange rate, taxation, political, and other risks, including risks related to the war against Ukraine launched by Russia and our exit from Russia and the current conflict between Israel and Hamas; inability to predict subscription renewal rates and their impact on our future revenue and operating results; existing and increased competition and rapidly evolving technological changes; fluctuation of our financial results, key metrics and other operating metrics; our transition from up front to annual billings for multi-year contracts; deriving a substantial portion of our net revenue from a small number of solutions, including our AutoCAD-based software products and collections; any failure to successfully execute and manage initiatives to realign or introduce new business and sales initiatives, including our new transaction model for Flex; net revenue, billings, earnings, cash flow, or new or existing subscriptions shortfalls; social and ethical issues relating to the use of artificial intelligence in our offerings; our ability to maintain security levels and service performance meeting the expectations of our customers, and the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate performance degradation and security breaches; security incidents or other incidents compromising the integrity of our or our customers’ offerings, services, data, or intellectual property; reliance on third parties to provide us with a number of operational and technical services as well as software; our highly complex software, which may contain undetected errors, defects, or vulnerabilities; increasing regulatory focus on privacy issues and expanding laws; governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls; protection of our intellectual property rights and intellectual property infringement claims from others; the government procurement process; fluctuations in currency exchange rates; our debt service obligations; and our investment portfolio consisting of a variety of investment vehicles that are subject to interest rate trends, market volatility, and other economic factors. Our estimates as to tax rate are based on current interpretations of existing tax law and could be affected by changing interpretations, further guidance, and additional tax legislation.
Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K and subsequent Forms 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

The world’s designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk’s Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2025 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2025	2024	2025	2024
	(Unaudited)
Net revenue:
Subscription	$1,522	$1,339	$5,717	$5,116
Maintenance	10	14	41	54
Total subscription and maintenance revenue	1,532	1,353	5,758	5,170
Other	107	116	373	327
Total net revenue	1,639	1,469	6,131	5,497
Cost of revenue:
Cost of subscription and maintenance revenue	108	96	413	381
Cost of other revenue	23	20	80	82
Amortization of developed technologies	23	14	85	48
Total cost of revenue	154	130	578	511
Gross profit	1,485	1,339	5,553	4,986
Operating expenses:
Marketing and sales	526	479	2,000	1,823
Research and development	393	352	1,485	1,373
General and administrative	173	182	650	620
Amortization of purchased intangibles	12	11	49	42
Restructuring, other exit costs, and facility reductions	15	—	15	—
Total operating expenses	1,119	1,024	4,199	3,858
Income from operations	366	315	1,354	1,128
Interest and other income, net	6	22	30	8
Income before income taxes	372	337	1,384	1,136
Provision for income taxes	(69)	(55)	(272)	(230)
Net income	$303	$282	$1,112	$906
Basic net income per share	$1.42	$1.32	$5.17	$4.23
Diluted net income per share	$1.40	$1.31	$5.12	$4.19
Weighted average shares used in computing basic net income per share	214	214	215	214
Weighted average shares used in computing diluted net income per share	217	216	217	216

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2025	January 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,599	$1,892
Marketable securities	287	354
Accounts receivable, net	1,008	876
Prepaid expenses and other current assets	588	457
Total current assets	3,482	3,579
Long-term marketable securities	267	234
Computer equipment, software, furniture and leasehold improvements, net	117	121
Operating lease right-of-use assets	169	224
Intangible assets, net	574	406
Goodwill	4,242	3,653
Deferred income taxes, net	1,205	1,093
Long-term other assets	777	602
Total assets	$10,833	$9,912
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242	$100
Accrued compensation	506	476
Accrued income taxes	62	36
Deferred revenue	3,787	3,500
Operating lease liabilities	58	67
Current portion of long-term notes payable, net	300	—
Other accrued liabilities	196	172
Total current liabilities	5,151	4,351
Long-term deferred revenue	341	764
Long-term operating lease liabilities	214	275
Long-term income taxes payable	200	168
Long-term deferred income taxes	32	25
Long-term notes payable, net	1,987	2,284
Long-term other liabilities	287	190
Stockholders’ equity:
Common stock and additional paid-in capital	4,239	3,802
Accumulated other comprehensive loss	(285)	(234)
Accumulated deficit	(1,333)	(1,713)
Total stockholders’ equity	2,621	1,855
Total liabilities and stockholders' equity	$10,833	$9,912

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2025	2024
	(Unaudited)
Operating activities:
Net income	$1,112	$906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	180	139
Stock-based compensation expense	683	703
Amortization of costs to obtain a contract with a customer (1)	212	140
Deferred income taxes	(121)	(86)
Lease-related asset impairments	—	14
Restructuring, other exit costs, and facility reductions	15	—
Other operating activities	(16)	(52)
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	(132)	86
Prepaid expenses and other assets (1)	(488)	(256)
Accounts payable and other liabilities (1)	238	27
Deferred revenue	(134)	(316)
Accrued income taxes	58	8
Net cash provided by operating activities	1,607	1,313
Investing activities:
Purchases of marketable securities	(815)	(1,110)
Sales of marketable securities	223	277
Maturities of marketable securities	638	487
Purchases of intangible assets	(62)	(30)
Business combinations, net of cash acquired	(825)	(70)
Capital expenditures	(40)	(31)
Other investing activities	(22)	(25)
Net cash used in investing activities	(903)	(502)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	121	130
Taxes paid related to net share settlement of equity awards	(256)	(187)
Repurchase and retirement of common stock	(852)	(795)
Net cash used in financing activities	(987)	(852)
Effect of exchange rate changes on cash and cash equivalents	(10)	(14)
Net (decrease) increase in cash and cash equivalents	(293)	(55)
Cash and cash equivalents at beginning of the period	1,892	1,947
Cash and cash equivalents at end of the period	$1,599	$1,892
(1) During the year ended January 31, 2025, the Company changed its presentation of the amortization of costs capitalized to obtain a contract with a customer in our Consolidated Statements of Cash Flows. Amortization of costs capitalized to obtain a contract with a customer were previously presented in “Changes in operating assets and liabilities, net of business combinations” and are now presented in “Adjustments to reconcile net income to net cash provided by operating activities.” Accordingly, prior period amounts have been reclassified to conform to the current period presentation. These reclassifications did not impact total net cash provided by operating activities. The effect of the change on the Consolidated Statement of Cash Flows for the year ended January 31, 2024 was $140 million.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our condensed consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP operating margin, non-GAAP income from operations, non-GAAP diluted net income per share, and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our condensed consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.
There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)

GAAP operating margin	22%	21%	22%	21%
Stock-based compensation expense	11%	11%	11%	13%
Amortization of developed technologies	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%
Acquisition-related costs	—%	1%	1%	1%
Restructuring, other exit costs, and facility reductions	1%	—%	—%	—%
Non-GAAP operating margin (1)	37%	36%	36%	36%

GAAP income from operations	$366	$315	$1,354	$1,128
Stock-based compensation expense	186	160	686	703
Amortization of developed technologies	21	12	80	43
Amortization of purchased intangibles	12	11	49	41
Acquisition-related costs	8	17	47	33
Lease-related asset impairments and other charges	—	7	—	14
Restructuring, other exit costs, and facility reductions	15	—	15	—
Non-GAAP income from operations	$608	$522	$2,231	$1,962

GAAP diluted net income per share	$1.40	$1.31	$5.12	$4.19
Stock-based compensation expense	0.85	0.74	3.15	3.26
Amortization of developed technologies	0.10	0.05	0.37	0.20
Amortization of purchased intangibles	0.06	0.05	0.23	0.19
Acquisition-related costs	0.04	0.08	0.22	0.15
Restructuring, other exit costs, and facility reductions	0.07	—	0.07	—
Lease-related asset impairments and other charges	—	0.03	—	0.06
Loss on strategic investments and dispositions	—	0.03	0.05	0.15
(Release) establishment of valuation allowance on deferred tax assets	(0.09)	0.07	(0.07)	0.07
Discrete GAAP tax items	0.05	(0.07)	0.03	(0.15)
Income tax effect of non-GAAP adjustments	(0.19)	(0.20)	(0.70)	(0.52)
Non-GAAP diluted net income per share	$2.29	$2.09	$8.47	$7.60

Net cash provided by operating activities	$692	$437	$1,607	$1,313
Capital expenditures	(14)	(10)	(40)	(31)
Free cash flow	$678	$427	$1,567	$1,282
____________________
(1) Totals may not sum due to rounding.

The following table shows Autodesk's GAAP business outlook reconciled to non-GAAP business outlook included in this release.

GAAP to non-GAAP diluted EPS reconciliation	Q1 FY26 (ending April 30, 2025)
GAAP EPS	$0.76 - $0.90
Stock-based compensation expense	0.81 - 0.79
Amortization of purchased intangibles and developed technologies	0.17
Acquisition-related costs	0.03
Restructuring, other exit costs, and facility reductions	0.56 - 0.49
Income tax effect of non-GAAP adjustments	(0.19) - (0.21)
Non-GAAP EPS	$2.14 - $2.17

GAAP to non-GAAP operating margin reconciliation	FY26 (ending January 31, 2026)
GAAP operating margin	21% – 22%
Stock-based compensation expense	11% - 10%
Amortization of purchased intangibles and developed technologies	2%
Restructuring, other exit costs, and facility reductions	2%
Non-GAAP operating margin (1)	36% – 37%
____________________
(1) Totals may not sum due to rounding.

GAAP to non-GAAP diluted EPS reconciliation	FY26 (ending January 31, 2026)
GAAP EPS	$4.74 - $5.37
Stock-based compensation expense	3.47 – 3.34
Amortization of purchased intangibles and developed technologies	0.71
Acquisition-related costs	0.13
Restructuring, other exit costs, and facility reductions	0.63 - 0.56
Income tax effect of non-GAAP adjustments	(0.34) - (0.44)
Non-GAAP EPS	$9.34 - $9.67